INDEX LICENSE AGREEMENT
THIS INDEX LICENSE AGREEMENT (this “Agreement”), dated as of September 12, 2024 (the “Effective Date”), is made by and between Change Finance, P.B.C., a Colorado public benefit corporation with an office at 705 Grand View Dr., Alexandria, Virginia 10007 (“Change”), and Stance Capital, LLC, a Massachusetts limited liability company with an office at 131 Dartmouth St 3rd Floor, Boston, MA 02116 (“Licensee”).
WHEREAS, Change owns rights in and to, and engages in a variety of business activities in connection with, the Change Finance Diversified Impact U.S. Large Cap Fossil Fuel Free Index (the “Index”);
WHEREAS, Change or its designee compiles, calculates, maintains, and publishes the Index drawing upon its judgment, experience and expertise, and from time to time may amend the Index;
WHEREAS, Change and Licensee have entered into a Strategic Partnership Agreement dated as of July 17, 2024 (the “SPA”), whereby Change has agreed to provide Licensee with certain data relating to the Index, subject to and in accordance with the SPA;
WHEREAS, Licensee wishes to obtain (i) a license to use the Index as the basis of the New ETF (as such term is defined in the SPA) and (ii) a right to sublicense such license to the New ETF;
WHEREAS, Licensee wishes to use and to refer to, and to have the right to sublicense to the New ETF the right to use and refer to, the Index in connection with issuing, managing, offering, selling, marketing, and promoting the New ETF and in connection with making disclosure about the New ETF under applicable laws, rules, and regulations in order to indicate that Change is the source of the Index; and
WHEREAS, Licensee wishes to obtain Change’s authorization to use and to refer to the Index in connection with the New ETF pursuant to the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties agree as follows:
1.    Grant of License
(a)    Change hereby grants to Licensee and the New ETF, subject to the terms and conditions of this Agreement, a non-transferable, non-exclusive, and specifically-limited license: (i) to use the Index as the basis of the New ETF; (ii) to use and refer to the Index in connection with marketing and/or promoting the New ETF to the extent necessary to indicate the source of the Index and in connection with making such disclosure about the New ETF as is required by the relevant regulatory authorities. The license provided hereby includes a license of the rights granted in clauses (i) and (ii) of this sentence to the New ETF, as set forth in Section 1(c) below. Licensee shall have no right to create or offer any futures, options, or other derivative financial instruments relating to the Index or the New ETF without Change’s express prior written approval. The license to use the Index as described herein is limited to use solely in connection with the New ETF as of the date hereof.
(b)Licensee shall make all appropriate filings with all appropriate governmental authorities with respect to the New ETF. Within thirty days of each such filing, Licensee shall furnish a copy of such filing to Change for its review, and all statements therein pertaining to: (i) Change; (ii) Change’s affiliates; (iii) any other party involved in, or related to, making or compiling the Index; or (iv) the description of the New ETF, which statements shall be mutually agreed upon in writing by Change and Licensee, and such mutual agreement will not be unreasonably withheld, before such filings become effective. Licensee has no duty to submit any filings for Change’s review which do not affect the Index, Change or Change’s affiliates, or any other third party involved in, or related to, making or compiling the Index.
(c)The New ETF is also hereby provided the rights granted to Licensee hereunder and, in such case, the New ETF shall have the same rights that Licensee has under this Agreement; provided, however, that Licensee shall be liable directly to Change for any material breach of this Agreement by the New ETF, and a material breach of this Agreement by the New ETF will be deemed to be a breach by Licensee that may result in, among other things, termination of this Agreement.
    2.    Change’s Obligations.
(a) Change shall, at their own expense, arrange for the calculation and provision to Licensee and the New ETF, as necessary during the term of this Agreement, of the Index calculations and constituents in accordance with the parameters for such calculations established by Change.
(b) Change shall, at their own expense, provide for the timely and acceptable updates and reporting for rebalancing and reconstitution of the Index.
(c) Change shall promptly correct any errors in the Index that are brought to Change’s attention by Licensee or others.
    3.     Term The initial term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated as provided under this Agreement, until the first to occur of (i) the closing of the Reorganization (as such term is defined in the SPA), (ii) the Outside Date (as such term is defined in the SPA), or (iii) the termination of the SPA. In the event of termination of the license and the use of the Index by the New ETF, Change will work with the New ETF on the timing of the transition to a new index.
    4.    License Fees
(a)During the term of this Agreement, Licensee shall pay the Index Costs (as defined in SPA) to Change in the manner set forth in Section 1(f) of the SPA (collectively, the “License Fees”). All License Fees shall be paid in US Dollars unless the parties agree otherwise in writing. In addition to the License Fees, Licensee shall be responsible for and shall pay all applicable taxes, including, without limitation, all national, territorial, state, and local sales, personal property, and ad valorem taxes and other taxes arising as a result of this Agreement, other than taxes based on Change’s income.
(b)    Licensee shall maintain detailed and accurate records with respect to the assets of the New ETF and any of Licensee’s payments to Change hereunder. During the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Licensee, upon prior written request by Change, shall provide reasonable access to such records during normal business hours to Change and/or an independent accounting organization chosen and compensated by Change to conduct an audit. Licensee shall promptly pay any underreported License Fees and all other amounts due hereunder determined by such audit plus interest thereon the same rate as a 1 Month T-bill rate, or the highest rate allowed by law, whichever is less, for the period of time during which such amount was owed and unpaid. If such audit reveals an underpayment in excess of ten percent (10%) of the amount due hereunder, then Licensee shall also pay for the reasonable cost of such audit. All information reviewed and obtained during any audit hereunder shall be treated as Confidential Information pursuant to Section 10(a) below.
5.    Termination
In addition to and notwithstanding the other termination rights provided herein, the following termination provisions apply to this Agreement:
(a)In the case of a material breach by Licensee of any of the terms or conditions of this Agreement, Change may, in its discretion, terminate this Agreement by giving Licensee prior written notice of its intent to terminate this Agreement, and such termination shall be effective sixty (60) days from the date of such notice, unless Licensee corrects such material breach within thirty (30) days of receiving the notice; provided, however, that if such breach is not capable of correction, such termination shall be effective immediately upon notice.
(b)Either party may terminate this Agreement immediately upon written notice to the other party if the other party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other party and is not dismissed within sixty (60) days after the filing, or if a receiver or trustee is appointed for all or any part of the property or assets of such other party.
(c)Change may terminate this Agreement upon seventy-five (75) days written notice to Licensee if there is a change of control of Licensee.
    6.    Effect of Termination
(a)Upon termination of this Agreement, Licensee and the New ETF shall cease to use the Index and cease referring to the Index and, within thirty (30) days of termination, Licensee shall pay Change any and all outstanding License Fees due hereunder.
(b)To the extent that the name of the New ETF includes a reference to Change or the Index, Licensee shall immediately re-name the New ETF (the new name not to be confusingly similar to Change or the Index). Upon such a renaming of the New ETF, Licensee may make a final use of the old name of the New ETF to announce the new name of the New ETF, subject to Section 7 below.
    7.    New ETF Promotion
(a)A reasonable time period (but not less than three (3) business days) prior to Licensee’s distribution or publication of any advertisements, brochures, and promotional and information material relating to or referring to the New ETF (collectively, the “Informational Materials”), Licensee shall submit to Change for its preview and approval all such Informational Materials containing narrative or other qualitative information relating to or referring to Change or the Index for determination of compliance with the terms herein. Licensee may disseminate statistical and factual information about the index without notification to Change. Once any Informational Materials have been approved by Change, no further approval of such Informational Materials is required; provided, however, that Licensee does not modify its use or description of Change or the Index in such Informational Materials. Licensee shall use its best efforts to protect the goodwill and reputation of Change and the Index.

(b)Licensee shall not disseminate electronically or in any other fashion, without Change’s prior written approval, any quotations relating to the Index (for any reason whatsoever). If Licensee is requested or required by interrogatories, requests for information or documents, subpoena, or other legal process (each, a “Legal Requirement”) to disclose any Index information or New ETF information not permitted to be disseminated by this Section 7(b), Licensee shall comply with Section 10(b) hereunder and notify Change thereof as soon as reasonably practicable so that Change may seek an appropriate protective order. Licensee shall cooperate, as reasonably requested by Change and at Change’s expense, in obtaining an appropriate protective order. In the event that Change is not successful in obtaining a protective order and Licensee is, in the opinion of its counsel, required by such Legal Requirement to disclose the relevant information, Licensee may disclose solely such information as determined by its counsel to be necessary in accordance with and for the limited purpose of compliance with such Legal Requirement, without liability hereunder.
8.    Protection Of Value Of License
(a)Licensee shall reasonably cooperate with Change in the maintenance of all of Change’s common law and statutory rights in the Index, including, without limitation, copyrights, trademarks, and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate (or as Change may otherwise reasonably request) to such purposes, including, without limitation, complying with Sections 7(a) and 7(b) above and Sections 11(a) and 11(b) below.
(b)Licensee shall not refer to the name of the Index in any manner which might cause confusion as to Change’s ownership of the Index or as to the identity of Licensee and its relationship to the New ETF.
9.    Proprietary Rights
(a)Licensee acknowledges, on behalf of itself and its affiliates, that the Index is selected, compiled, arranged and prepared, and from time to time modified, by Change or its designee through the application of methods and standards of judgment used and developed through the expenditure of considerable creative effort, time, and money by Change and its designee. Licensee also acknowledges, on behalf of itself and its affiliates, that the Index is the exclusive property of Change, and that Change has and retains all proprietary rights therein, including without limitation, all trademark and copyright rights, as well as rights against misappropriation. Licensee further acknowledges, on behalf of itself and its affiliates, that the Index and its compilation and composition and changes therein are in the control and discretion of Change. Licensee will not, and will cause its affiliates to not, raise any objection, or assist any third party in objecting, to any claims of copyright or other proprietary right by Change to all or any part of the Index. Without limiting the foregoing, Licensee recognizes, on behalf of itself and its affiliates, the validity of Change’s rights in and to the Index, and Licensee will not, and will cause its affiliates to not, during the term of this Agreement or at any time thereafter, directly or indirectly, challenge or contest, or assist any third party in challenging or contesting, the validity of Change’s rights in or to the Index.
(b)Change has and retains all rights with respect to the Index except (and only to the extent) those expressly licensed to Licensee hereunder. Without limiting the foregoing, Licensee expressly understands and agrees, on behalf of itself and its affiliates, that no rights to use the Index are granted hereunder other than those specifically described and expressly granted herein, and this Agreement shall not be construed to transfer to Licensee any ownership right to the Index, or to or in any proprietary right therein, including, without limitation, any trademark or copyright right.

10.    Confidential Information.
(a)    Each party hereto (the “Receiving Party”) shall treat as confidential and shall not disclose or transmit to any third party any confidential or proprietary information of the other party (the “Disclosing Party”) to which the Receiving Party has had or will have access in connection with the subject matter of this Agreement including, without limitation, any proprietary data contained in the Index, the License Fee structure contained herein, and any other terms of this Agreement (“Confidential Information”). For purposes of this Section 10, Confidential Information includes “Raw Index Data” means any field, element, component, classification, code, calculation, formula, selection criteria, policy or methodology (including, without limitation, constituent countries, sectors industry groups, industries, companies and weights) of the Index. Each party agrees to maintain the confidentiality of all Confidential Information of the other party using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar confidential and/or proprietary information, but, in no event shall either party use less than a reasonable degree of care to protect and preserve the confidentiality of the other party’s Confidential Information. Without limiting the foregoing, the Receiving Party shall not, directly or indirectly, transfer or disclose any Confidential Information of the Disclosing Party to any third party, except that the Receiving Party shall be permitted to disclose the Confidential Information of the Disclosing Party to those employees, agents, New ETF service providers, including Empowered Funds, LLC, the Board of Trustees of the New ETF, counsel and independent consultants of the Receiving Party with a need to know such information for purposes of, and subject to, this Agreement. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include information which: (i) was independently developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party; (ii) was within the Receiving Party’s possession prior to its being furnished to the Receiving Party, or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its representatives, provided in either case that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any party with respect to such information, or (iii) becomes known by the Receiving Party from a third party and, to the Receiving Party’s knowledge, is not subject to an obligation of confidentiality.
(b)    Further, if the Receiving Party is requested or required to disclose any Confidential Information by any Legal Requirement, the Receiving Party, as soon as reasonably practicable, shall provide the Disclosing Party with notice of such Legal Requirement so that the Disclosing Party may seek an appropriate protective order. The Receiving Party shall cooperate, as reasonably requested by the Disclosing Party at the Disclosing Party’s expense, in obtaining an appropriate protective order. Notwithstanding the foregoing, the Receiving Party shall not be obligated under any circumstances to pursue a protective order relating to Disclosing Party Confidential Information. In the event that the Disclosing Party is not successful in obtaining a protective order and the Receiving Party is, in the opinion of its counsel, required by such Legal Requirement to disclose the Confidential Information under pain of liability for contempt of court or other censure or penalty, the Receiving Party may disclose solely such information as determined by its counsel to be necessary in accordance with and for the limited purpose of compliance with such Legal Requirement, without liability hereunder. The provisions of this Section 10(b) shall survive any termination of this Agreement.
(c)    The Receiving Party shall cause each employee or third party to whom the Receiving Party discloses Confidential Information in order to perform its obligations hereunder to abide by the confidentiality provisions of this Section 10.

11.    Licensee Disclaimer Obligations
(a)    Licensee shall include all of the following disclaimers and limitations in the prospectus and any offering circular and/or contract(s) relating to the New ETF, and upon request shall furnish a copy (copies) thereof to Change:
THIS FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY CHANGE FINANCE, P.B.C. (“CHANGE”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX (COLLECTIVELY, THE “CHANGE PARTIES”). THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX IS THE EXCLUSIVE PROPERTY OF CHANGE. CHANGE AND ITS INDEX’S NAMES ARE SERVICE MARK(S) OF CHANGE OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY LICENSEE. NONE OF THE CHANGE PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS FUND OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FUNDS GENERALLY OR IN THIS FUND PARTICULARLY OR THE ABILITY OF THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. CHANGE OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY CHANGE OR ITS DESIGNEES WITHOUT REGARD TO THIS FUND OR THE ISSUER OR OWNERS OF THIS FUND OR ANY OTHER PERSON OR ENTITY. NONE OF THE CHANGE PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS FUND OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX. NONE OF THE CHANGE PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FUND TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS FUND IS REDEEMABLE. FURTHER, NONE OF THE CHANGE PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS FUND OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR OFFERING OF THIS FUND.
ALTHOUGH CHANGE OR ITS DESIGNEES SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX FROM SOURCES THAT CHANGE CONSIDERS RELIABLE, NONE OF THE CHANGE PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE CHANGE PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE FUND, OWNERS OF THE FUND,

OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE CHANGE PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE CHANGE PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE CHANGE PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE CHANGE FINANCE DIVERSIFIED IMPACT U.S. LARGE CAP FOSSIL FUEL FREE INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE CHANGE PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller, or holder of this security, product, or fund, or any other person or entity, should use or refer to any Change trade name, trademark, or service mark to sponsor, endorse, market, or promote this security without first contacting Change to determine whether Change’s permission is required. Under no circumstances may any person or entity claim any affiliation with Change without the prior written permission of Change.
(b)    Licensee shall include the following disclaimers and limitations in any Informational Materials relating to the New ETF and upon request shall furnish a copy (copies) thereof to Change:
The funds or securities referred to herein are not sponsored, endorsed, or promoted by Change Finance, P.B.C. (“Change”), and Change bears no liability with respect to any such funds or securities or any index on which such funds or securities are based. The Prospectus contains a more detailed description of the limited relationship Change has with Licensee and any related funds.
12.    Warranties; Disclaimers of Warranties
(a)Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms.
(b)Change represents and warrants that it has the right to permit Licensee and the New ETF to use the Index under this Agreement and that the Licensee and New ETF’s use of the Index in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.
(c)Change represents and warrants that it shall not knowingly obtain the information used to compute the Index from sources known to be unreliable. Change shall use commercially reasonable efforts to correct or cause to be corrected any error or omission in the construction of the Index and to minimize delays in the computation or dissemination thereof, but shall correct any such error or omission within 24 hours of receiving notice of such error or omission. Change shall immediately notify Licensee in writing of any such error or omission.
(d)Change represents and warrants that the services provided to Licensee pursuant to this Agreement shall be provided at high professional standards, diligently, promptly and on a continuous-

basis, while exercising all reasonable skill and care. Change also represents and warrants that it shall use commercially reasonable measures to ensure (i) that the Index shall perform in accordance with the terms of this Agreement, and that access to the Index and any related services shall be uninterrupted, available and unchanged during the term of the Agreement; and (ii) that all deliverables are and will be free from any virus, worm, trap door, back door or similar malware. Change further represents and warrants that it shall comply in all material respects with good business practices and all applicable laws, regulations and orders.
(e)Licensee represents and warrants to Change that: (i) the New ETF shall seek to comply with any applicable laws, rules, or regulations including, but not limited to, banking, commodities, investment companies, and securities laws; (ii) Licensee’s performance does not violate any laws, rules, regulations, or agreements applicable to Licensee; and (iii) Licensee shall use and disseminate the Index and information related thereto only in compliance with, and shall not take any action with respect to any of the Index or information related thereto inconsistent with, the terms and conditions of this Agreement.
(f)Licensee acknowledges and agrees that:
(i)THE NEW ETF IS NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY CHANGE, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE INDEX (COLLECTIVELY, THE “CHANGE PARTIES”). THE NEW ETF HAS NOT BEEN PASSED ON BY ANY OF THE CHANGE PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY. NONE OF THE CHANGE PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NEW ETF. WITHOUT LIMITING THE FOREGOING, NONE OF THE CHANGE PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUERS OR OWNERS OF THE NEW ETF, LICENSEE, OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN THE NEW ETF GENERALLY OR IN THE NEW ETF PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. CHANGE OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE INDEX WHICH IS DETERMINED, COMPOSED, AND CALCULATED BY CHANGE OR ITS DESIGNEES WITHOUT REGARD TO THE NEW ETF, THE OWNERS OF THE NEW ETF, LICENSEE, OR ANY OTHER PERSON OR ENTITY. NONE OF THE CHANGE PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE NEW ETF OR OWNERS OF THE NEW ETF, LICENSEE, OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE INDEX. NONE OF THE CHANGE PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NEW ETF TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE NEW ETF IS REDEEMABLE. FURTHER, NONE OF THE CHANGE PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE NEW ETF, THE OWNERS OF THE NEW ETF, LICENSEE, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR OFFERING OF THE NEW ETF.
(ii)ALTHOUGH CHANGE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT CHANGE CONSIDERS RELIABLE, NONE OF THE CHANGE PARTIES WARRANTS OR GUARANTEES

THE ORIGINALITY, ACCURACY, AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE CHANGE PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, THE NEW ETF, OWNERS OF THE NEW ETF, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE CHANGE PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE CHANGE PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE CHANGE PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE CHANGE PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
(g)The provisions of this Section 12 shall survive any termination of this Agreement.
13.    Indemnification
(a)    Subject to Section 13(b) below, Change, at its expense, will defend and/or handle any third party claim or action threatened or brought against Licensee or its officers, directors, managers, or employees (collectively, the “Licensee Indemnified Parties”) based on or arising out of (i) any breach of the standard of care provided in Section 12(d); and (ii) any claim that the Index or any use thereof constitutes an infringement, violation, contravention, or breach of any patent, copyright, or trademark or constitutes the misappropriation of a trade secret of any third party. Change agrees to indemnify and hold the Licensee Indemnified Parties harmless from and against any and all liabilities, costs, losses, damages, and expenses (including, without limitation, reasonable attorneys’ fees) arising out of such claim or action; provided, however, that: (i) Licensee shall promptly notify Change of any such claim or action (although failure to do so will only relieve Change of its indemnity obligations hereunder to the extent Change was prejudiced thereby); (ii) Licensee shall reasonably cooperate with Change, at Change’s expense, in the defense of such claim or action; and (iii) Change shall have full control over the defense and settlement of such claim or action, subject to Section 13(d) below. Licensee shall have the right, at its own expense, to participate in the defense of any such claim or action. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, if the Index, or the use thereof, become, or in Change’s reasonable opinion are likely to become, the subject of a claim or action of infringement, contravention, or breach of any patent, copyright, or trademark or of misappropriation of a trade secret of any third party, then Change shall have the right, in its sole discretion, to: (A) procure for Licensee the right to continue using the Index as contemplated hereunder; (B) modify the Index to render the Index non-infringing; or (C) terminate, in Change’s discretion, this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, Change shall have no liability or obligation to Licensee under Section 13(a) above if such claim or action arises from or in connection with: (i) any negligent act or omission by any Licensee Indemnified Party, except to the extent that such negligent act or omission is the result of Change’s conduct; (ii) Licensee’s use of other than the then-current version of the Index, as provided by Change; (iii) Licensee’s modification of the Index, except as otherwise directed by Change; (iv) Licensee’s use of the Index in combination with any software or other product, service or material not provided by Change; (v) any compliance by Change with Licensee’s designs, specifications or modifications; or (vi) Licensee’s use of the Change Materials other than as set forth in this Agreement. In the event any of the foregoing occurs, Licensee shall indemnify Change pursuant to Section 13(c) below.
(c)    Licensee, at its expense, will defend and/or handle any third party claim or action threatened or brought against Change or its affiliates related to, making or compiling the Index, or its or their respective officers, directors, managers, employees, agents, consultants or other representatives (collectively, the “Change Indemnified Parties”) if such claim or action is (i) in any manner related to the New ETF or Licensee’s use of any of the Index or any information related thereto, subject to Change’s indemnity contained in Section 13(a) above; (ii) based on any negligent act or omission of Licensee unless such act or omission is caused by Change; or (iii) based on a material breach of this Agreement due to any other negligent act or omission of Licensee. Licensee agrees to indemnify and hold the Change Indemnified Parties harmless from and against any and all liabilities, costs, losses, damages and expenses (including without limitation reasonable attorneys’ and experts’ fees) arising out of such third party claim or action or Licensee’s use of, or inability to use, the New ETF; provided, however, that: (x) Change shall promptly notify Licensee of any such claim or action (although failure to do so will only relieve Licensee of its indemnity obligations hereunder to the extent Licensee was prejudiced thereby); (y) Change shall reasonably cooperate with Licensee, at Licensee’s expense, in the defense of such claim or action; and (z) Licensee shall have full control over the defense and settlement of such claim or action, subject to Section 13(d) below; provided, however, that, in the event that Licensee shall fail to appoint an attorney within ten (10) calendar days after Change has notified Licensee of any such claim or action, or the attorney appointed by Licensee is, in Change’s reasonable judgment, not suitably qualified to represent any Change Indemnified Party, Change shall have the right to select and appoint an alternative attorney and the reasonable cost and expense thereof shall be paid by Licensee. Without waiving the benefits of the immediately preceding sentence, Change shall have the right, at its own expense, to participate in the defense of any such claim or action.
(d)    The indemnifying party shall have control over all negotiations for the settlement or compromise of a claim or action which such party is required to defend and/or handle under this Section 13; provided that such settlement or compromise is solely monetary in nature. Without limiting the generality of the foregoing, the indemnifying party may not, without the other party’s prior written consent, settle, compromise, or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant Indemnified Party from all liability arising out of such commenced or threatened claim or action; and (ii) does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the relevant Indemnified Party or otherwise adversely affect the relevant Indemnified Party.
    14. Force Majeure
Neither party shall be responsible for any delay or failure in performance of its obligations under this Agreement resulting from acts beyond the control of such party, including but not limited to, any act of God, act of governmental or regulatory authority, act of public enemy, computer or system failure, or due to war, act of terrorism, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, any strike, or other work stoppage or slowdown), or severe or adverse weather conditions. Notwithstanding the foregoing, Change shall have adopted and implemented commercially reasonable business continuity plans and data protection measures that are utilized in curing any delay or failure of performance of its obligations hereunder.

    15. Other Matters
(a)This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided herein, shall not be assigned, as defined in the Investment Advisers Act of 1940, as amended by either party, without the prior written consent of the other party, and any attempt to so assign this Agreement without such written consent shall be null and void. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, Change may perform any of its duties hereunder either directly or by or through its agents.
(b)This Agreement supersedes all prior agreements and understandings, and constitutes the complete agreement and understanding, between the parties with respect to the subject matter hereof. No amendment or other modification to this Agreement or to any Exhibit or Schedule attached hereto shall be valid or binding with respect to either party unless acknowledged and agreed to in writing and signed by a duly authorized officer of each party.
(c)    No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.
(d)    All notices and other communications under this Agreement shall be: (i) in writing; (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or as either party shall specify by a written notice to the other in accordance with this Section 14(d); and (iii) deemed given upon receipt. Notwithstanding the foregoing, notices under Section 2 above may be sent by email, with a copy promptly sent by mail or by hand, and will be deemed delivered upon confirmation of transmission.
Notice to Change:    Change Finance, P.B.C.
Attn: Dorrit Lowsen
705 Grand View Dr.
Alexandria, Virginia 10007
Email: dorrit@change-finance.com
Notice to Licensee:    Stance Capital, LLC
Attn: Bill Davis
131 Dartmouth St., 3rd Floor
Boston, MA 02116
Email: bdavis@stancecap.com
(e)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict or choice of laws principles. The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Alexandria, Virginia for the purposes of adjudicating any matter arising from or in connection with this Agreement. Each party hereby waives any objection to the propriety or convenience of such venue.
(f) THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS,

AND/OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF THIS AGREEMENT.
(g)    Licensee acknowledges that a breach of its obligations to Change under this Agreement, other than any payment obligations hereunder, will result in irreparable and continuing damage for which monetary damages may not be sufficient, and agrees that Change will be entitled to seek, in addition to its other rights and remedies hereunder or at law, injunctive and/or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction.
(h)    The headings of the Sections of this Agreement are for general information and reference only and they in no way define, limit, or describe the scope of the provisions of such Sections and shall not be considered in the interpretation or enforcement of this Agreement.
(i)The parties are independent contractors. Nothing in this Agreement will be construed to constitute or appoint either party as the agent, partner, joint venturer, or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.
(j)Any forbearance or delay on the part of either party in enforcing any provision of this Agreement or any of its rights hereunder shall not be construed as a waiver of such provision, or any breach thereof, or of a right to enforce same for such occurrence or any future occurrence.
(k)In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unimpaired and shall remain in full force and effect.
(l)Except as expressly set forth herein, no other party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement.
(m)Any provision of this Agreement which, by its nature, would survive the termination of this Agreement shall survive any such termination of this Agreement, including without limitation, Sections 6(a), 6(b), 9, 10, 11, 12, 13, and 15.
(n)This Agreement may be executed in counterparts, which, taken together, shall constitute one Agreement, and each party hereto may execute this Agreement by signing such counterpart; provided, however, that no party shall be bound hereby until it has been executed and delivered by all parties hereto. A PDF signature of either party to this Agreement, or any amendment of this Agreement, shall be deemed an original signature of such party and shall manifest such party’s intention to be bound by this Agreement or such amendment.
(o)Each party disclaims the existence of, and represents that there were no representations or warranties, or reliance upon same, other than as set forth expressly herein.
(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Index Agreement to be executed as of the date first set forth above.
CHANGE:
CHANGE FINANCE, P.B.C.
By: /s/ Dorrit Lowsen
Name: Dorrit Lowsen
Title: President
LICENSEE:
STANCE CAPITAL, LLC
By:/s/ William Davis
Name: William Davis
Title: Managing Director